Exhibit (p)

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of November 10, 2017, between Blackstone / GSO Floating Rate Enhanced Income Fund, a Delaware statutory trust (the “Fund”) and GSO / Blackstone Debt Funds Management LLC (the “Purchaser”).

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund proposes to issue and sell three classes of common shares of beneficial interest, Institutional Class I (“Class I Shares”), Advisory Class D and Brokerage Class T, to the public pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission; and

WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its Common Shares.

NOW, THEREFORE, the Fund and the Purchaser agree as follows:

1.	The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 4,000 Class I common shares, at a net asset value price of $25.00 per share (the “Shares”) as of the date hereof.

2.	The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

3.	The Purchaser’s right under this Subscription Agreement to purchase the Shares is not assignable.

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IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory